The New York Times Company Reports Second-Quarter 2025 Results

NEW YORK, August 6, 2025 – The New York Times Company (NYSE: NYT) announced today second-quarter 2025 results.
Key Highlights
•The Company added approximately 230,000 net digital-only subscribers compared with the end of the first quarter of 2025, bringing the total number of subscribers to 11.88 million.
•Total digital-only average revenue per user (“ARPU”) increased 3.2 percent year-over-year to $9.64 largely driven by subscribers transitioning from promotional to higher prices and price increases on certain tenured subscribers.
•Growth in both digital subscribers and ARPU drove a year-over-year increase in digital subscription revenues of 15.1 percent.
•Digital advertising revenues increased 18.7 percent year-over-year primarily due to new advertising supply in areas of strong marketer demand.
•Affiliate, licensing and other revenues increased 5.8 percent year-over-year as a result of higher licensing revenues and Wirecutter affiliate referral revenues.
•Operating costs increased 6.2 percent and adjusted operating costs (defined below) increased 6.1 percent year-over-year, largely as a result of higher cost of revenue, sales and marketing and general and administrative expenses.
•Operating profit increased 34.2 percent year-over-year to $106.6 million, while adjusted operating profit (defined below) increased 27.8 percent year-over-year to $133.8 million.
•Operating profit margin for the quarter was 15.5 percent and adjusted operating profit margin (defined below) was 19.5 percent, a year-over-year increase of approximately 280 basis points for each metric.
•Diluted earnings per share for the quarter was $.50, a $.10 increase year-over-year and adjusted diluted earnings per share (defined below) was $.58, a $.13 increase year-over-year.

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “We had a great second quarter across the board, and our strategy continues to work as designed. We grew all of our major revenue lines and we’re generating significant free cash flow. That, combined with a strong balance sheet, means we can keep investing in the unparalleled journalism and best-in-class product portfolio that we see as our enduring advantage. All of which makes us confident that continued execution against our strategy will deliver even more value to even more people, and result in a larger and more profitable business.”

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Total subscribers(1)	11,880	11,660	11,430	11,090	10,840
Digital-only subscribers(1)	11,300	11,060	10,820	10,470	10,210
Digital-only subscribers quarterly net additions(1)	230	250	350	260	300
Total digital-only ARPU	$9.64	$9.54	$9.65	$9.45	$9.34
% change year-over-year	3.2%	3.6%	4.4%	1.8%	2.1%

Digital-only subscription revenues	$350.4	$335.0	$334.9	$322.2	$304.5
% change year-over-year	15.1%	14.4%	16.0%	14.2%	12.9%
Digital advertising revenues	$94.4	$70.9	$117.9	$81.6	$79.6
% change year-over-year	18.7%	12.4%	9.5%	8.8%	7.8%
Total revenues	$685.9	$635.9	$726.6	$640.2	$625.1
% change year-over-year	9.7%	7.1%	7.5%	7.0%	5.8%

Total operating costs	$579.3	$577.3	$580.0	$563.5	$545.7
% change year-over-year	6.2%	5.8%	6.0%	5.4%	2.0%
Adjusted operating costs(2)	$552.1	$543.2	$556.2	$536.0	$520.4
% change year-over-year	6.1%	4.9%	6.5%	5.4%	4.4%

Operating profit	$106.6	$58.6	$146.6	$76.7	$79.4
Operating profit margin %	15.5%	9.2%	20.2%	12.0%	12.7%
Adjusted operating profit (“AOP”) - NYTG	$128.0	$89.8	$167.0	$101.5	$107.1
AOP margin % - NYTG	20.2%	15.3%	24.6%	17.0%	18.3%
AOP - The Athletic	$5.8	$2.9	$3.5	$2.6	$(2.4)
AOP(2)	$133.8	$92.7	$170.5	$104.2	$104.7
AOP margin %(2)	19.5%	14.6%	23.5%	16.3%	16.7%

Diluted earnings per share (“EPS”)	$0.50	$0.30	$0.75	$0.39	$0.40
Adjusted diluted EPS(2)	$0.58	$0.41	$0.80	$0.45	$0.45
Diluted shares	164.3	164.9	165.3	165.8	165.5
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Non-GAAP financial measure. See “Comparisons”, “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2025 to the second quarter of 2024.
As of the first quarter of 2025, we updated our discussion of digital advertising revenue and no longer distinguish between “core” and “other” digital advertising. Digital advertising consists of display (which includes website and mobile applications), audio, email and video advertising revenue from advertisements that are sold either directly to marketers by our advertising sales teams or, currently for a smaller proportion, through programmatic auctions run by third-party ad exchanges. Digital advertising revenue also includes creative services fees.
Second quarter 2025 results included the following special items:
•$3.5 million of pre-tax litigation-related costs ($2.6 million or $0.02 per share after tax) in connection with a lawsuit against Microsoft Corporation and Open AI Inc. and various of its corporate affiliates alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products (“Generative AI Litigation Costs”). Management determined to report Generative AI Litigation Costs as a special item beginning in the first quarter of 2024 because, unlike other litigation expenses, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance.
Second quarter 2024 results included the following special item:
•$2.0 million of Generative AI Litigation Costs ($1.5 million or $0.01 per share after tax).
This release refers to certain non-GAAP financial measures, including adjusted operating profit, adjusted operating costs, adjusted diluted EPS and free cash flow. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details, including a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Consolidated Results
Subscribers and Net Additions
The Company ended the second quarter of 2025 with approximately 11.88 million subscribers to its print and digital products, including approximately 11.30 million digital-only subscribers. Of the 11.30 million digital-only subscribers, approximately 6.02 million were bundle and multiproduct subscribers.
Compared with the end of the first quarter of 2025, there was a net increase of 230,000 digital-only subscribers. Compared with the end of the second quarter of 2024, there was a net increase of 1,080,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per digital subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.64 for the second quarter of 2025, an increase of 3.2 percent compared with the second quarter of 2024 driven primarily by subscribers transitioning from promotional to higher prices and price increases on certain tenured subscribers.
Subscription Revenues
Total subscription revenues increased 9.6 percent to $481.4 million in the second quarter of 2025. Subscription revenues from digital-only products increased 15.1 percent to $350.4 million due to an increase in bundle and multiproduct revenues and an increase in other single-product subscription revenues, partially offset by a decrease in news-only subscription revenues. Print subscription revenues decreased 2.8 percent to $131.1 million, primarily due to lower domestic home-delivery revenues.
Advertising Revenues
Total advertising revenues increased 12.4 percent to $134.0 million in the second quarter of 2025. Digital advertising revenues increased 18.7 percent to $94.4 million due mainly to new advertising supply in areas of strong marketer demand. Print advertising revenues decreased 0.1 percent to $39.6 million.
Affiliate, Licensing and Other Revenues
Affiliate, licensing and other revenues increased 5.8 percent to $70.5 million in the second quarter of 2025, primarily as a result of higher licensing revenues and Wirecutter affiliate referral revenues.
Total Revenues
In the aggregate, subscription; advertising; and affiliate, licensing and other revenues for the second quarter of 2025 increased 9.7 percent to $685.9 million from $625.1 million in the second quarter of 2024.

Operating Costs
Total operating costs increased 6.2 percent in the second quarter of 2025 to $579.3 million compared with $545.7 million in the second quarter of 2024. Operating costs in the second quarters of 2025 and 2024 included Generative AI Litigation Costs of $3.5 million and $2.0 million, respectively. Adjusted operating costs increased 6.1 percent to $552.1 million from $520.4 million in the second quarter of 2024.
Cost of revenue increased 5.0 percent to $338.8 million compared with $322.8 million in the second quarter of 2024 due mainly to higher journalism costs, higher subscriber servicing costs and higher digital content delivery costs.
Sales and marketing costs increased 12.8 percent to $69.2 million compared with $61.3 million in the second quarter of 2024 due mainly to higher marketing and promotion costs. Media expenses, a component of sales and marketing costs that primarily represents the cost to promote our subscription business, increased 15.9 percent to $31.9 million in the second quarter of 2025 from $27.5 million in the second quarter of 2024.
Product development costs increased 2.8 percent to $63.9 million compared with $62.2 million in the second quarter of 2024, primarily due to higher expenses from outside services.
General and administrative costs increased 7.4 percent to $82.6 million compared with $76.9 million in the second quarter of 2024, largely due to higher expenses from professional services, unrealized losses from foreign currency cash flow hedges and an asset impairment charge.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. In the third quarter of 2025, the Company expects to update its internal reporting to reflect how the Chief Operating Decision Maker intends to manage the business going forward, and as a result, the Company expects to have one reportable segment. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
NYTG revenues increased 8.1 percent in the second quarter of 2025 to $632.4 million from $585.2 million in the second quarter of 2024. Subscription revenues increased 9.0 percent to $446.8 million from $410.0 million in the second quarter of 2024, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues increased 7.0 percent to $119.9 million from $112.1 million in the second quarter of 2024, due to higher revenues from digital advertising. Affiliate, licensing and other revenues increased 4.2 percent to $65.7 million from $63.1 million in the second quarter of 2024, due to higher licensing revenues and Wirecutter affiliate referral revenues.
NYTG adjusted operating costs increased 5.5 percent in the second quarter of 2025 to $504.4 million from $478.1 million in the second quarter of 2024, primarily due to higher sales and marketing, general and administrative, journalism and subscriber servicing costs.
NYTG adjusted operating profit increased 19.5 percent to $128.0 million from $107.1 million in the second quarter of 2024. This was primarily the result of higher digital subscription revenues; digital advertising revenues; and affiliate, licensing and other revenues, partially offset by higher adjusted operating costs and lower print subscription revenues.
The Athletic
The Athletic revenues increased 33.4 percent in the second quarter of 2025 to $54.0 million from $40.5 million in the second quarter of 2024. Subscription revenues increased 18.1 percent to $34.6 million from $29.3 million in the second quarter of 2024, primarily due to growth in the number of subscribers with access to The Athletic (including through bundle subscriptions). Advertising revenues increased 98.8 percent to $14.1 million from $7.1 million in the second quarter of 2024, primarily due to higher revenues from display advertising. Affiliate, licensing and other revenues increased 30.1 percent to $5.4 million from $4.1 million in the second quarter of 2024, primarily due to an increase in licensing revenues.
The Athletic adjusted operating costs increased 12.5 percent in the second quarter of 2025 to $48.3 million from $42.9 million in the second quarter of 2024. The increase was mainly due to higher journalism and product development costs.
The Athletic adjusted operating profit increased $8.2 million to $5.8 million from a loss of $2.4 million in the second quarter of 2024. This was primarily the result of higher advertising revenues; subscription revenues; and affiliate, licensing and other revenues, partially offset by higher adjusted operating costs.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the second quarter of 2025 was $9.8 million compared with $8.7 million in the second quarter of 2024. The increase was primarily a result of higher cash and marketable securities balances and higher interest rates.
Income Taxes
The Company had income tax expense of $28.7 million in the second quarter of 2025 compared with $21.5 million in the second quarter of 2024. The effective income tax rate was 25.7 percent in the second quarter of 2025 and 24.7 percent in the second quarter of 2024. The increase in income tax expense in the second quarter of 2025 was primarily due to higher pre-tax income. The increase in the effective income tax rate compared to the second quarter of 2024 was primarily attributable to a decrease in federal tax credits in 2025.
Earnings Per Share
Diluted EPS in the second quarter of 2025 was $.50 compared with $.40 in the same period of 2024. The increase in diluted EPS was primarily driven by higher operating profit and higher interest income. Adjusted diluted EPS was $.58 in the second quarter of 2025 compared with $.45 in the second quarter of 2024.
Liquidity
As of June 30, 2025, the Company had cash and marketable securities of $951.5 million, an increase of $39.7 million from $911.9 million as of December 31, 2024.
The Company has an unsecured revolving line of credit. On June 13, 2025, the Company entered into an amendment and restatement of the credit facility that increased the committed amount from $350 million to $400 million and extended the maturity date from July 27, 2027, to June 13, 2030. As of June 30, 2025, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by operating activities in the first six months of 2025 was $212.7 million compared with $133.3 million in the same period of 2024. Free cash flow in the first six months of 2025 was $193.2 million compared with $119.3 million in the same period of 2024. Net cash provided by operating activities in the first six months of 2025 included net proceeds of approximately $33 million in connection with the lease and subsequent sale of approximately four acres of excess land at our printing and distribution facility in College Point, N.Y., which was finalized in February 2025.
Shares Repurchases
During the quarter ended June 30, 2025, the Company repurchased 460,136 shares of its Class A Common Stock for an aggregate purchase price of approximately $23.6 million. As of August 1, 2025, approximately $422.2 million remains available and authorized for repurchases.
Capital Expenditures
Capital expenditures totaled approximately $10 million in the second quarter of 2025 compared with approximately $9 million in the second quarter of 2024.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the third quarter of 2025 compared with the third quarter of 2024.

The New York Times Company

Digital-only subscription revenues	increase 13 - 16%
Total subscription revenues	increase 8 - 10%

Digital advertising revenues	increase low-double-digits
Total advertising revenues	increase low-to-mid-single-digits

Affiliate, licensing and other revenues	increase high-single-digits

Adjusted operating costs	increase 5 - 6%
The Company expects the following on a pre-tax basis in 2025:
•Depreciation and amortization: approximately $80 million, which includes approximately $28 million of acquired intangible assets amortization,
•Interest income and other, net: approximately $40 million, and
•Capital expenditures: approximately $40 million.

Conference Call Information
The Company’s second-quarter 2025 earnings conference call will be held on Wednesday, August 6, 2025, at 8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com.
Participants can pre-register for the conference call at https://dpregister.com/sreg/10201502/ff92508fc2, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. An audio replay will also be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 20. The passcode for accessing the audio replay via phone is 1514756.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 11 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the Company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on third-party platforms for attracting, retaining and monetizing a significant portion of our users; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation from negative perceptions or publicity or otherwise; risks associated with generative artificial intelligence technology; economic, market and political conditions or other events; risks associated with the international scope of our business and foreign operations; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with environmental, social and governance matters; risks associated with litigation or governmental investigations; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing and subscriptions practices; payment processing risk; our dependence on continued and unimpeded access to the internet and cloud-based hosting services we utilize; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and collective bargaining agreements; potential limits on our operating flexibility due to the nature of our employee-related costs; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; risks associated with acquisitions, divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; potential limits on our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.

More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release refers to certain non-GAAP financial measures, including adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs and special items; adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. Refer to “Reconciliation of Non-GAAP Financial Measures” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber and ARPU Information
Segment Information
Reconciliation of Non-GAAP Financial Measures

Contacts:
Media:	Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:	Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Revenues
Subscription(a)	$481,420	$439,322	9.6%	$945,677	$868,327	8.9%
Advertising(b)	133,974	119,163	12.4%	242,050	222,874	8.6%
Affiliate, licensing and other(c)	70,479	66,612	5.8%	134,056	127,911	4.8%
Total revenues	685,873	625,097	9.7%	1,321,783	1,219,112	8.4%
Operating costs
Cost of revenue (excluding depreciation and amortization)	338,779	322,774	5.0%	673,416	639,641	5.3%
Sales and marketing	69,165	61,303	12.8%	135,124	126,437	6.9%
Product development	63,940	62,220	2.8%	130,479	125,405	4.0%
General and administrative	82,552	76,870	7.4%	162,465	155,685	4.4%
Depreciation and amortization	21,396	20,537	4.2%	42,774	41,243	3.7%
Generative AI Litigation Costs(d)	3,490	1,983	76.0%	7,887	2,972	*
Multiemployer pension plan liability adjustment(e)	—	—	—	4,453	—	*
Total operating costs	579,322	545,687	6.2%	1,156,598	1,091,383	6.0%
Operating profit	106,551	79,410	34.2%	165,185	127,729	29.3%
Other components of net periodic benefit costs	(4,639)	(1,023)	*	(9,277)	(2,074)	*
Interest income and other, net	9,752	8,696	12.1%	19,724	17,083	15.5%
Income before income taxes	111,664	87,083	28.2%	175,632	142,738	23.0%
Income tax expense	28,719	21,543	33.3%	43,136	36,781	17.3%
Net income	$82,945	$65,540	26.6%	132,496	105,957	25.0%
Average number of common shares outstanding:
Basic	163,331	164,540	(0.7)%	163,576	164,592	(0.6)%
Diluted	164,346	165,514	(0.7)%	164,787	165,716	(0.6)%
Basic earnings per share attributable to common stockholders	$0.51	$0.40	27.5%	$0.81	$0.64	26.6%
Diluted earnings per share attributable to common stockholders	$0.50	$0.40	25.0%	$0.80	$0.64	25.0%
Dividends declared per share	$0.18	$0.13	38.5%	$0.36	$0.26	38.5%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes digital and print subscription revenues for the second quarters and first six months of 2025 and 2024:

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Digital-only subscription revenues(1)	$350,353	$304,501	15.1%	$685,379	$597,479	14.7%
Print subscription revenues(2)	131,067	134,821	(2.8)%	260,298	270,848	(3.9)%
Total subscription revenues	$481,420	$439,322	9.6%	$945,677	$868,327	8.9%
(1)Includes revenue from bundled subscriptions and standalone subscriptions to our news product, as well as to The Athletic and to our Audio, Cooking, Games and Wirecutter products.
(2)Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the second quarters and first six months of 2025 and 2024:

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Digital advertising revenues	$94,422	$79,575	18.7%	$165,287	$142,602	15.9%
Print advertising revenues	39,552	39,588	(0.1)%	76,763	80,272	(4.4)%
Total advertising revenues	$133,974	$119,163	12.4%	$242,050	$222,874	8.6%
(c)Affiliate, licensing and other revenues include revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, our live events business and retail commerce. Digital affiliate, licensing and other revenues, which consist primarily of Wirecutter affiliate referral revenue and digital licensing revenues, totaled $45.4 million and $85.6 million for the second quarter and first six months of 2025, respectively.
(d)In the second quarter and first six months of 2025, the Company recorded $3.5 million ($2.6 million or $0.02 per share after tax) and $7.9 million ($5.8 million or $0.04 per share after tax), respectively, of pre-tax litigation-related costs in connection with a lawsuit against Microsoft and Open AI Inc. alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products. In the second quarter and first six months of 2024, the Company recorded $2.0 million ($1.5 million or $0.01 per share after tax) and $3.0 million ($2.2 million or $0.02 per share after tax), respectively, of pre-tax litigation-related costs.
(e)In the first six months of 2025, the Company recorded a $4.5 million charge ($3.3 million or $0.02 per share after tax) related to a multiemployer pension plan liability adjustment.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER AND ARPU INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product (which includes our news website, NYTimes.com, and mobile applications), as well as to The Athletic and to our Audio, Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to each of these products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and for whom a valid method of payment has been provided) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Digital-only subscribers:
Bundle and multiproduct(1)(2)(3)	6,020	5,760	5,440	5,120	4,830
News-only(2)(4)	1,690	1,790	1,930	2,110	2,290
Other single-product(2)(3)(5)	3,590	3,500	3,450	3,240	3,100
Total digital-only subscribers(2)(3)(6)	11,300	11,060	10,820	10,470	10,210
Print subscribers(7)	580	600	610	620	630
Total subscribers	11,880	11,660	11,430	11,090	10,840
(1)Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2)Includes group corporate and group education subscriptions, which collectively represented approximately 6% of total digital-only subscribers as of the end of the second quarter of 2025. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.
(3)As of the second quarter of 2025, includes subscribers related to Family Subscriptions. Each Family Subscription is priced higher than a comparable individual subscription and is counted as one billed subscriber and one additional subscriber to reflect the additional entitlements in these subscriptions. The additional subscribers represented a de minimis percentage of total digital-only subscribers as of the end of the second quarter of 2025.
(4)Subscribers with only a digital-only news product subscription.
(5)Subscribers with only one digital-only subscription to The Athletic or to our Audio, Cooking, Games or Wirecutter products.
(6)Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Audio, Cooking, Games and Wirecutter products.
(7)Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.
The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Digital-only ARPU:
Bundle and multiproduct	$12.52	$12.38	$12.53	$12.35	$11.96
News-only	$12.28	$12.12	$11.95	$11.48	$11.26
Other single-product	$3.51	$3.54	$3.58	$3.59	$3.65
Total digital-only ARPU	$9.64	$9.54	$9.65	$9.45	$9.34
ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenues from and expenses associated with our bundle are allocated to NYTG and The Athletic.
We allocate 10% of all bundle subscription revenues to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which we derived based on analysis of various metrics.
We allocate 10% of product development, marketing and subscriber servicing expenses (including direct variable expenses such as credit card fees, third party fees and sales taxes) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Revenues
NYTG	$632,397	$585,156	8.1%	$1,221,310	$1,142,551	6.9%
The Athletic	54,038	40,504	33.4%	101,598	77,686	30.8%
Intersegment eliminations(1)	(562)	(563)	*	(1,125)	(1,125)	—
Total revenues	$685,873	$625,097	9.7%	$1,321,783	$1,219,112	8.4%
Adjusted operating costs
NYTG	$504,410	$478,054	5.5%	$1,003,501	$950,703	5.6%
The Athletic	48,250	42,906	12.5%	92,934	88,780	4.7%
Intersegment eliminations(1)	(562)	(563)	*	(1,125)	(1,125)	—
Total adjusted operating costs	$552,098	$520,397	6.1%	$1,095,310	$1,038,358	5.5%
Adjusted operating profit (loss)
NYTG	$127,987	$107,102	19.5%	$217,809	$191,848	13.5%
The Athletic	5,788	(2,402)	*	8,664	(11,094)	*
Total adjusted operating profit	$133,775	$104,700	27.8%	$226,473	$180,754	25.3%
AOP margin % - NYTG	20.2%	18.3%	190 bps	17.8%	16.8%	100 bps
(1)Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Revenues detail by segment

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
NYTG
Subscription	$446,809	$410,015	9.0%	$878,329	$811,386	8.3%
Advertising	119,910	112,088	7.0%	217,568	210,092	3.6%
Affiliate, licensing and other	65,678	63,053	4.2%	125,413	121,073	3.6%
Total	$632,397	$585,156	8.1%	$1,221,310	$1,142,551	6.9%
The Athletic
Subscription	$34,611	$29,307	18.1%	$67,348	$56,941	18.3%
Advertising	14,064	7,075	98.8%	24,482	12,782	91.5%
Affiliate, licensing and other	5,363	4,122	30.1%	9,768	7,963	22.7%
Total	$54,038	$40,504	33.4%	$101,598	$77,686	30.8%

I/E(1)	$(562)	$(563)	*	$(1,125)	$(1,125)	—

The New York Times Company
Subscription	$481,420	$439,322	9.6%	$945,677	$868,327	8.9%
Advertising	133,974	119,163	12.4%	242,050	222,874	8.6%
Affiliate, licensing and other	70,479	66,612	5.8%	134,056	127,911	4.8%
Total	$685,873	$625,097	9.7%	$1,321,783	$1,219,112	8.4%
(1)Intersegment eliminations (“I/E”) related to content licensing recorded in Affiliate, licensing and other revenues.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) detail by segment

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$309,273	$298,419	3.6%	$616,533	$590,875	4.3%
Sales and marketing	62,566	54,457	14.9%	122,548	109,938	11.5%
Product development	53,810	53,579	0.4%	111,059	108,444	2.4%
Adjusted general and administrative(1)	78,761	71,599	10.0%	153,361	141,446	8.4%
Total	$504,410	$478,054	5.5%	$1,003,501	$950,703	5.6%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$30,068	$24,918	20.7%	$58,008	$49,891	16.3%
Sales and marketing	6,599	6,846	(3.6)%	12,576	16,499	(23.8)%
Product development	10,130	8,641	17.2%	19,420	16,961	14.5%
Adjusted general and administrative(2)	1,453	2,501	(41.9)%	2,930	5,429	(46.0)%
Total	$48,250	$42,906	12.5%	$92,934	$88,780	4.7%

I/E(3)	$(562)	$(563)	*	$(1,125)	$(1,125)	—

The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$338,779	$322,774	5.0%	$673,416	$639,641	5.3%
Sales and marketing	69,165	61,303	12.8%	135,124	126,437	6.9%
Product development	63,940	62,220	2.8%	130,479	125,405	4.0%
Adjusted general and administrative	80,214	74,100	8.3%	156,291	146,875	6.4%
Total	$552,098	$520,397	6.1%	$1,095,310	$1,038,358	5.5%
(1)Excludes severance of $1.0 million and $3.6 million for the second quarter and first six months of 2025, respectively. Excludes multiemployer pension withdrawal costs of $1.3 million and $2.6 million for the second quarter and first six months of 2025, respectively. Excludes severance of $1.5 million and $5.5 million for the second quarter and first six months of 2024, respectively. Excludes multiemployer pension withdrawal costs of $1.3 million and $2.9 million for the second quarter and first six months of 2024, respectively.
(2)There were no severance costs for the second quarter and first six months of 2025. Excludes severance of $0.4 million for the first six months of 2024. There were no severance costs for the second quarter of 2024.
(3)Intersegment eliminations (“I/E”) related to content licensing recorded in Cost of revenue (excluding depreciation and amortization).
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In this release, the Company has referred to non-GAAP financial information with respect to adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension withdrawal costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs, and beginning in the first quarter of 2024, Generative AI Litigation Costs, as well as other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Management determined to report Generative AI Litigation Costs as a special item and thus exclude them beginning in the first quarter of 2024 because, unlike other litigation expenses which are not excluded, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Diluted EPS	$0.50	$0.40	25.0%	$0.80	$0.64	25.0%
Add:
Amortization of acquired intangible assets	0.04	0.04	—	0.08	0.08	—
Severance	0.01	0.01	—	0.02	0.04	(50.0)%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.02	—
Other components of net periodic benefit costs	0.03	0.01	*	0.06	0.01	*
Special items:
Generative AI Litigation Costs	0.02	0.01	*	0.05	0.02	*
Multiemployer pension plan liability adjustment	—	—	—	0.03	—	*
Income tax expense of adjustments	(0.03)	(0.02)	50.0%	(0.07)	(0.04)	75.0%
Adjusted diluted EPS(1)	$0.58	$0.45	28.9%	$0.99	$0.76	30.3%
(1)Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Operating profit	$106,551	$79,410	34.2%	$165,185	$127,729	29.3%
Add:
Depreciation and amortization	21,396	20,537	4.2%	42,774	41,243	3.7%
Severance	1,000	1,473	(32.1)%	3,607	5,901	(38.9)%
Multiemployer pension plan withdrawal costs	1,338	1,297	3.2%	2,567	2,909	(11.8)%
Generative AI Litigation Costs	3,490	1,983	76.0%	7,887	2,972	*
Multiemployer pension plan liability adjustment	—	—	—	4,453	—	*
Adjusted operating profit	$133,775	$104,700	27.8%	$226,473	$180,754	25.3%
Divided by:
Revenues	$685,873	$625,097	9.7%	$1,321,783	$1,219,112	8.4%
Operating profit margin	15.5%	12.7%	280 bps	12.5%	10.5%	200 bps
Adjusted operating profit margin	19.5%	16.7%	280 bps	17.1%	14.8%	230 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Second Quarter
	2025				2024
	NYTG	The Athletic	I/E(1)	Total	NYTG	The Athletic	I/E(1)	Total	% Change
Total operating costs	$525,035	$54,849	$(562)	$579,322	$496,747	$49,503	$(563)	$545,687	6.2%
Less:
Depreciation and amortization	14,797	6,599	—	21,396	13,940	6,597	—	20,537	4.2%
Severance	1,000	—	—	1,000	1,473	—	—	1,473	(32.1)%
Multiemployer pension plan withdrawal costs	1,338	—	—	1,338	1,297	—	—	1,297	3.2%
Generative AI Litigation Costs	3,490	—	—	3,490	1,983	—	—	1,983	76.0%
Adjusted operating costs	$504,410	$48,250	$(562)	$552,098	$478,054	$42,906	$(563)	$520,397	6.1%

	Six Months
	2025				2024
	NYTG	The Athletic	I/E(1)	Total	NYTG	The Athletic	I/E(1)	Total	% Change
Total operating costs	$1,051,593	$106,130	$(1,125)	$1,156,598	$990,022	$102,486	$(1,125)	$1,091,383	6.0%
Less:
Depreciation and amortization	29,578	13,196	—	42,774	27,966	13,277	—	41,243	3.7%
Severance	3,607	—	—	3,607	5,472	429	—	5,901	(38.9)%
Multiemployer pension plan withdrawal costs	2,567	—	—	2,567	2,909	—	—	2,909	(11.8)%
Generative AI Litigation Costs	7,887	—	—	7,887	2,972	—	—	2,972	*
Multiemployer pension plan liability adjustment	4,453	—	—	4,453	—	—	—	—	*
Adjusted operating costs	$1,003,501	$92,934	$(1,125)	$1,095,310	$950,703	$88,780	$(1,125)	$1,038,358	5.5%
(1)Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by operating activities before capital expenditures (or free cash flow)

	Six Months
	2025	2024
Net cash provided by operating activities(1)	$212,726	$133,310
Less: Capital expenditures	(19,573)	(14,054)
Free cash flow	$193,153	$119,256
(1)Net cash provided by operating activities for the six months ended 2025 included net proceeds of approximately $33 million in connection with the lease and subsequent sale of approximately four acres of excess land at our printing and distribution facility in College Point, N.Y., which was finalized in February 2025.